PLAN OF REORGANIZATION

      PLAN OF REORGANIZATION (the "Plan"), made by Franklin Investors Securities Trust (the "Trust") as of this 18th day of February, 1999, on behalf of its series FRANKLIN ADJUSTABLE RATE SECURITIES FUND ("Adjustable Rate Fund") and FRANKLIN ADJUSTABLE U.S. GOVERNMENT FUND ("Adjustable USG Fund") (collectively, the "Funds"), with principal place of business at 777 Mariners Island Boulevard, San Mateo, California 94404.

      The Plan will consist of (i) the acquisition by Adjustable USG Fund of substantially all of the property, assets and goodwill of Adjustable Rate Fund in exchange solely for shares of beneficial interest, par value $0.01 per share, of Adjustable USG Fund ("Adjustable USG Fund Shares"); (ii) the distribution of Adjustable USG Fund Shares to the shareholders of Adjustable Rate Fund according to their respective interests; and (iii) the subsequent dissolution of Adjustable Rate Fund as soon as practicable after the closing (as defined in Section 3, hereinafter called the "Closing"), all upon and subject to the terms and conditions of this Plan hereinafter set forth.

                                     PLAN

      In order to consummate the Plan, the following actions shall be taken by the Trust on behalf of the Funds.

1. SALE AND TRANSFER OF ASSETS, LIQUIDATION AND DISSOLUTION OF ADJUSTABLE RATE FUND.

      (a) Subject to the terms and conditions of this Plan, the Trust on behalf of the Adjustable Rate Fund shall convey, transfer and deliver to Adjustable USG Fund at the Closing all of Adjustable Rate Fund's then existing assets, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders' rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to (i) pay the costs and expenses of carrying out this Plan (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on Adjustable Rate Fund's books as liability reserves;
(ii) discharge its unpaid liabilities on its books at the closing date (as defined in Section 3, hereinafter called the "Closing Date"), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (iii) pay such contingent liabilities as the Board of Trustees shall reasonably deem to exist against Adjustable Rate Fund, if any, at the Closing Date, for which contingent and other appropriate liabilities reserves shall be established on Adjustable Rate Fund's books (hereinafter "Net Assets"). Adjustable Rate Fund shall also retain any and all rights that it may have over and against any person that may have accrued up to and including the close of business on the Closing Date.

      (b) Subject to the terms and conditions of this Plan, the Trust on behalf of Adjustable USG Fund shall at the Closing deliver to Adjustable Rate Fund the number of Adjustable USG Fund Shares, determined by dividing the aggregate Net Assets of Adjustable Rate Fund on the Closing Date by the net asset value per share of Adjustable USG Fund Shares, as of 1:00 P.M. Pacific time on the Closing Date. All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.

      (c) Immediately following the Closing, the Trust shall dissolve the Adjustable Rate Fund and distribute pro rata to the shareholders of Adjustable Rate Fund of record as of the close of business on the Closing Date, the Adjustable USG Fund Shares to be delivered to Adjustable Rate Fund pursuant to this Section 1. Such liquidation and distribution shall be accomplished by the establishment of accounts on the share records of the Trust relating to Adjustable USG Fund and noting in such accounts the type and amounts of such Adjustable USG Fund Shares which such former Adjustable Rate Fund shareholders are due based on their respective holdings of Adjustable Rate Fund Shares as of the close of business on the Closing Date. Fractional Adjustable USG Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing shares of beneficial interest Adjustable Rate Fund shall be entitled to surrender the same to the transfer agent for the Adjustable USG Fund in exchange for the number of Adjustable USG Fund Shares into which the shares of the Adjustable Rate Fund theretofore represented by the certificate or certificates so surrendered shall have been converted. Certificates for Adjustable USG Fund Shares shall not be issued, unless specifically requested by the shareholders. Until so surrendered, each outstanding certificate which, prior to the Closing, represented shares of beneficial interest of the Adjustable Rate Fund shall be deemed for all the Adjustable USG Fund's purposes to evidence ownership of the number of Adjustable USG Fund's Shares into which the shares of beneficial interest of the Adjustable Rate Fund (which prior to the Closing were represented thereby) have been converted.

2.    VALUATION.

      (a) The value of Adjustable Rate Fund's Net Assets to be transferred to Adjustable USG Fund hereunder shall be computed as of 1:00 P.M. Pacific time on the Closing Date using the valuation procedures set forth in Adjustable Rate Fund's currently effective prospectus.

      (b) The net asset value of a share of Adjustable USG Fund shall be determined to the nearest full cent as of 1:00 P.M. Pacific time on the Closing Date using the valuation procedures set forth in Adjustable USG Fund's currently effective prospectus.

      (c) The net asset value of a share of Adjustable Rate Fund shall be determined to the nearest full cent as of 1:00 P.M. Pacific time on the Closing Date using the valuation procedures set forth in Adjustable Rate Fund's currently effective prospectus.

3.    CLOSING AND CLOSING DATE.

      The Closing Date shall be May 6, 1999, or such later date as determined by the Trust's officers. The Closing shall take place at the principal office of the Trust at 2:00 P.M. Pacific time on the Closing Date. The Trust on behalf of the Adjustable Rate Fund shall have provided for delivery as of the Closing of those Net Assets to be transferred to the Trust's Custodian, Bank of New York, Mutual Funds Division, 90 Washington Street, New York, NY 10286. Also, the Trust on behalf of Adjustable Rate Fund shall produce at the Closing a list of names and addresses of the shareholders of record of its shares and the number of shares owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of 1:00 P.M. Pacific time on the Closing Date, certified by its transfer agent or by its President to the best of its or his knowledge and belief. The Trust on behalf of Adjustable USG Fund shall issue and deliver a certificate or certificates evidencing the shares of the Adjustable USG Fund to be delivered to said transfer agent registered in such manner as the Trust on behalf of Adjustable Rate Fund may request, or provide evidence satisfactory to Adjustable Rate Fund that such Adjustable USG Fund Shares have been registered in an account on the books of Adjustable USG Fund in such manner as the Trust on behalf of Adjustable Rate Fund may request.

4.    REPRESENTATIONS AND WARRANTIES BY THE TRUST ON BEHALF OF ADJUSTABLE
RATE FUND.

      The Trust makes the following representations and warranties about Adjustable Rate Fund:

      (a) Adjustable Rate Fund is a series of the Trust, a business trust organized under the laws of the Commonwealth of Massachusetts on December 22, 1986 and validly existing and in good standing under the laws of that commonwealth. The Trust is duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified, open-end, management investment company and all its shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "1933 Act"), except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

      (b) The Trust is authorized to issue an unlimited number of shares of Adjustable Rate Fund, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, fully transferable and has full voting rights.

      (c) The financial statements appearing in the Trust's Annual Report to Shareholders for the fiscal year ended October 31, 1998, audited by PricewaterhouseCoopers LLP, fairly present the financial position of Adjustable Rate Fund as of such date and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

      (d) The Trust has the necessary power and authority to conduct Adjustable Rate Fund's business as such business is now being conducted.

      (e) The Trust on behalf of Adjustable Rate Fund is not a party to or obligated under any provision of the Trust's Agreement and Declaration of Trust, By-Laws, or any contract or any other commitment or obligation, and is not subject to any order or decree that would be violated by its execution of or performance under this Plan.

      (f) The Trust has elected to treat Adjustable Rate Fund as a regulated investment company ("RIC") for federal income tax purposes under
Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), Adjustable Rate Fund has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date.

5.    REPRESENTATIONS AND WARRANTIES BY THE TRUST ON BEHALF OF ADJUSTABLE USG
FUND.

      The Trust makes the following representations and warranties about Adjustable USG Fund:

      (a) Adjustable USG Fund is a series of the Trust, a business trust organized under the laws of the Commonwealth of Massachusetts on December 22, 1986, and is validly existing and in good standing under the laws of that state. The Trust is duly registered under the 1940 Act as a diversified, open-end, management investment company and all its shares sold have been sold pursuant to an effective registration statement filed under the 1933 Act, except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

      (b) The Trust is authorized to issue an unlimited number of shares of Adjustable USG Fund, par value $.01 per share, each outstanding share of which is fully paid, non-assessable, fully transferable, and has full voting rights. Adjustable USG Fund Shares to be issued pursuant to this Plan will be fully paid, non-assessable, freely transferable and have full voting rights.

      (c) At the Closing, Adjustable USG Fund Shares will be eligible for offering to the public in those states of the United States and jurisdictions in which the shares of Adjustable Rate Fund are presently eligible for offering to the public, and there are a sufficient number of Adjustable USG Fund Shares registered under the 1933 Act to permit the transfers contemplated by this Plan to be consummated.

      (d) The financial statements appearing in the Trust's Annual Report to Shareholders for the fiscal year ended October 31, 1998, audited by PricewaterhouseCoopers LLP, fairly present the financial position of Adjustable USG Fund as of such date and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

      (e) The Trust the necessary power and authority to conduct Adjustable USG Fund's business as such business is now being conducted.

      (f) The Trust on behalf of Adjustable USG Fund is not a party to or obligated under any provision of the Trust's Agreement and Declaration of Trust, By-Laws, or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under this Plan.

      (g) The Trust has elected to treat Adjustable USG Fund as a RIC for federal income tax purposes under Part I of Subchapter M of the Code, Adjustable USG Fund has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date.

6.    REPRESENTATIONS AND WARRANTIES BY THE TRUST ON BEHALF OF THE FUNDS.

      The Trust makes the following representations and warranties about both Adjustable Rate Fund and Adjustable USG Fund:

      (a) The statement of assets and liabilities to be created by the Trust for each of the Funds as of 1:00 P.M. Pacific time on the Closing Date for the purpose of determining the number of Adjustable USG Fund Shares to be issued pursuant to Section 1 of this Plan will accurately reflect the Net Assets in the case of Adjustable Rate Fund and the net assets in the case of Adjustable USG Fund, and outstanding shares, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

      (b) At the Closing, the Funds will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in "(a)" above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

      (c) Except as disclosed in the Trust's current effective prospectus relating to Adjustable Rate Fund and Adjustable USG Fund, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against the Funds.

      (d) There are no known actual or proposed deficiency assessments with respect to any taxes payable by the Funds.

      (e) It anticipates that consummation of this Plan will not cause either of the Funds to fail to conform to the requirements of Subchapter M of the Code for Federal income taxation as a RIC at the end of each of the fiscal year.

7.    INTENTIONS OF THE TRUST ON BEHALF OF THE FUNDS.

      (a) The Trust intends to operate each Fund's respective business as presently conducted between the date hereof and the Closing.

      (b) The Trust intends that the Adjustable Rate Fund will not acquire the Adjustable USG Fund Shares for the purpose of making distributions thereof to anyone other than Adjustable Rate Fund's shareholders.

      (c) The Trust intends that, by the Closing, all of the Funds' Federal and other tax returns and reports required by law to be filed on or before such date shall have been filed, and all Federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes.

      (d) The Trust intends to mail to each shareholder of record of Adjustable Rate Fund entitled to vote at the meeting of its shareholders at which action on this Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a Combined Proxy Statement and Prospectus that complies in all material respects with the applicable provisions of Section 14(a) of the Securities Exchange Act of 1934, as amended, and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

      (e) The Trust intends to file with the U.S. Securities and Exchange Commission a registration statement on Form N-14 under the 1933 Act relating to the Adjustable USG Fund Shares issuable hereunder ("Registration Statement"), and will use its best efforts to provide that the Registration Statement becomes effective as promptly as practicable. At the time it becomes effective, the Registration Statement will: (i) comply in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
At the time the Registration Statement becomes effective, at the time of Adjustable Rate Fund's shareholders' meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

8.    CONDITIONS PRECEDENT TO BE FULFILLED BY THE TRUST ON BEHALF OF THE
      FUNDS.

      The consummation of the Plan shall be subject to the following conditions:

      (a) That: (i) all the representations and warranties contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) performance of all obligations required by this Plan to be performed by the Trust and the Funds shall occur prior to the Closing; and (iii) the Trust shall execute a certificate signed by the President and by the Secretary or equivalent officer to the foregoing effect.

      (b) That the U.S. Securities and Exchange Commission shall not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.

      (c) That this Plan contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of Adjustable Rate Fund at an annual or special meeting or any adjournment thereof.

      (d) That a distribution or distributions shall have been declared for both parties, prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to shareholders of each party (i) all net investment income and all net realized capital gains, if any, for the period from the close of its last fiscal year to 1:00 P.M. Pacific time on the Closing Date; and (ii) any undistributed net investment income and net realized capital gains from any period to the extent not otherwise declared for distribution.

      (e) That there shall be delivered to the Trust on behalf of Adjustable Rate Fund and Adjustable USG Fund an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, counsel to the Trust, to the effect that, provided the acquisition contemplated hereby is carried out in accordance with this Plan and based upon certificates of the officers of the Trust with regard to matters of fact:

            (1) The acquisition by Adjustable USG Fund of substantially all the assets of Adjustable Rate Fund as provided for herein in exchange for Adjustable USG Fund Shares will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and Adjustable Rate Fund and Adjustable USG Fund will each be a party to the respective reorganization within the meaning of Section 368(b) of the Code;

            (2) No gain or loss will be recognized by Adjustable Rate Fund upon the transfer of substantially all of its assets to Adjustable USG Fund in exchange solely for voting shares of Adjustable USG Fund (Sections 361(a) and 357(a)). No opinion, however, will be expressed as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to Section 1276 of the Code;

            (3) No gain or loss will be recognized by Adjustable USG Fund upon the receipt of substantially all of the assets of Adjustable Rate Fund in exchange solely for voting shares of Adjustable USG Fund (Section 1032(a));

            (4) The basis of the assets of Adjustable Rate Fund received by Adjustable USG Fund will be the same as the basis of such assets to Adjustable Rate Fund immediately prior to the exchange (Section 362(b));

            (5) The holding period of the assets of Adjustable Rate Fund received by Adjustable USG Fund will include the period during which such assets were held by Adjustable Rate Fund (Section 1223(2));

            (6) No gain or loss will be recognized to the shareholders of Adjustable Rate Fund upon the exchange of their shares in Adjustable Rate Fund for voting shares of Adjustable USG Fund (Section 354(a));

            (7) The basis of the Adjustable USG Fund Shares received by Adjustable Rate Fund's shareholders shall be the same as the basis of the shares of Adjustable Rate Fund exchanged therefor (Section 358(a)(1));

            (8) The holding period of Adjustable USG Fund Shares received by Adjustable Rate Fund's shareholders (including fractional shares to which they may be entitled) will include the holding period of Adjustable Rate Fund's shares surrendered in exchange therefor, provided that Adjustable Rate Fund's shares were held as a capital asset on the date of the exchange (Section 1223(1)); and

            (9) Adjustable USG Fund will succeed to and take into account as of the date of the proposed transfer (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations) the items of Adjustable Rate Fund described in
Section 381(c) of the Code (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations), subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

      (f) That there shall be delivered to the Trust on behalf of the Adjustable USG Fund an opinion in form and substance satisfactory to it from Messrs. Stradley Ronon Stevens & Young, LLP, counsel to the Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors' rights:

            (1) Adjustable Rate Fund is a series of the Trust, which was organized as a business trust under the laws of the Commonwealth of Massachusetts on December 22, 1986, and is validly existing and in good standing under the laws of that state;

            (2) The Trust is authorized to issue an unlimited number of shares of Adjustable Rate Fund, par value, $0.01 per share. Assuming that the initial shares of Adjustable Rate Fund were issued in accordance with the 1940 Act and the Agreement and Declaration of Trust and By-Laws of the Trust, and that all other outstanding shares of Adjustable Rate Fund were sold, issued and paid for in accordance with the terms of Adjustable Rate Fund's prospectus in effect at the time of such sales, each such outstanding share is fully paid, non-assessable, fully transferable and has full voting rights;

            (3) The Trust is an open-end, diversified investment company of the management type registered as such under the 1940 Act;

            (4) Except as disclosed in Adjustable Rate Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Adjustable Rate Fund, the unfavorable outcome of which would materially and adversely affect Adjustable Rate Fund;

            (5) All corporate actions required to be taken by the Trust and/or Adjustable Rate Fund to authorize and effect the Plan contemplated hereby have been duly authorized by all necessary corporate action on the part of the Trust and Adjustable Rate Fund; and

            (6) Neither the execution, delivery nor performance of this Plan by the Trust and/or Adjustable Rate Fund violates any provision of the Trust's Agreement and Declaration of Trust, its By-Laws, or the provisions of any agreement or other instrument known to such counsel to which the Trust is a party or by which Adjustable Rate Fund is otherwise bound; this Plan is the legal, valid and binding obligation of the Trust and Adjustable Rate Fund and is enforceable against the Trust and/or Adjustable Rate Fund in accordance with its terms.

      In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of the Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Trust and Adjustable Rate Fund.

      (g) That there shall be delivered to the Trust on behalf of the Adjustable Rate Fund an opinion in form and substance satisfactory to it from Messrs. Stradley, Ronon, Stevens & Young, LLP, counsel to the Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors' rights:

            (1) Adjustable USG Fund is a series of the Trust, organized as a business trust under the laws of the Commonwealth of Massachusetts on December 22, 1986, and is validly existing and in good standing under the laws of that state;

            (2) The Trust is authorized to issue an unlimited number of shares of Adjustable USG Fund, par value $0.01 per share. Assuming that the initial capital shares of Adjustable USG Fund were issued in accordance with the 1940 Act, and the Agreement and Declaration of Trust and By-Laws of the Trust, and that all other outstanding shares of Adjustable USG Fund were sold, issued and paid for in accordance with the terms of Adjustable USG Fund's prospectus in effect at the time of such sales, each such outstanding share of Adjustable USG Fund is fully paid, non-assessable, freely transferable and has full voting rights;

            (3) The Trust is an open-end, diversified investment company of the management type registered as such under the 1940 Act;

            (4) Except as disclosed in Adjustable USG Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Adjustable USG Fund, the unfavorable outcome of which would materially and adversely affect Adjustable USG Fund;

            (5) Adjustable USG Fund Shares to be issued pursuant to the terms of this Plan have been duly authorized and, when issued and delivered as provided in this Plan, will have been validly issued and fully paid and will be non-assessable by Adjustable USG Fund;

            (6) All corporate actions required to be taken by the Trust and/or Adjustable USG Fund to authorize the Plan contemplated hereby have been duly authorized by all necessary corporate action on the part of Adjustable USG Fund;

            (7) Neither the execution, delivery nor performance of this Plan by the Trust and/or Adjustable USG Fund violates any provision of the Trust's Agreement and Declaration of Trust, its By-Laws, or the provisions of any agreement or other instrument known to such counsel to which the Trust is a party or by which Adjustable USG Fund is otherwise bound; this Plan is the legal, valid and binding obligation of the Trust and Adjustable USG Fund and is enforceable against the Trust and/or Adjustable USG Fund in accordance with its terms; and

            (8) The Trust's registration statement of which the prospectus, dated March 1, 1998, as supplemented, of Adjustable USG Fund is a part (the "Prospectus") is, at the time of the signing of this Plan, effective under the 1933 Act, and, to the best knowledge of such counsel, no stop order suspending the effectiveness of such registration statement has been issued, and no proceedings for such purpose have been instituted or are pending before or threatened by the U.S. Securities and Exchange Commission under the 1933 Act, and nothing has come to counsel's attention that causes it to believe that, at the time the Prospectus became effective, or at the time of the signing of this Plan, or at the Closing, such Prospectus (except for the financial statements and other financial and statistical data included therein, as to which counsel need not express an opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and such counsel knows of no legal or government proceedings required to be described in the Prospectus, or of any contract or document of a character required to be described in the Prospectus that is not described as required.

      In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of the Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Trust and Adjustable USG Fund.

      (h) That the Trust's Registration Statement with respect to the Adjustable USG Fund Shares to be delivered to the Adjustable Rate Fund's shareholders in accordance with this Plan shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

      (i) That the Adjustable USG Fund Shares to be delivered hereunder shall be eligible for sale by Adjustable USG Fund with each state commission or agency with which such eligibility is required in order to permit the Adjustable USG Fund Shares lawfully to be delivered to each Adjustable Rate Fund shareholder.

      (j) That, at the Closing, there shall be transferred to Adjustable USG Fund aggregate Net Assets of Adjustable Rate Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of Adjustable Rate Fund on the Closing Date.

9.    BROKERAGE FEES AND EXPENSES.

            The expenses of entering into and carrying out the provisions of this Plan shall be borne one quarter by Adjustable Rate Fund, one quarter by Adjustable USG Fund, and one half by Franklin Advisers, Inc.

10.   TERMINATION; POSTPONEMENT; WAIVER; ORDER.

      (a) Anything contained in this Plan to the contrary notwithstanding, this Plan may be terminated and abandoned at any time (whether before or after approval thereof by the shareholders of Adjustable Rate Fund) prior to the Closing or the Closing may be postponed by the Trust on behalf of either party by resolution of the Board of Trustees, if circumstances develop that, in the opinion of the Board, make proceeding with the Plan inadmissible.

      (b) If the transactions contemplated by this Plan have not been consummated by September 30, 1999, the Plan shall automatically terminate on that date, unless a later date is agreed to by the Trust on behalf of Adjustable USG Fund and Adjustable Rate Fund.

      (c) In the event of termination of this Plan pursuant to the provisions hereof, the same shall become void and have no further effect, and neither the Trust, Adjustable Rate Fund nor Adjustable USG Fund, nor their trustees, officers, agents or shareholders shall have any liability in respect of this Plan.

      (d) At any time prior to the Closing, any of the terms or conditions of this Plan may be waived by the party who is entitled to the benefit thereof by action taken by the Trust's Board of Trustees if, in the judgment of such Board of Trustees, such action or waiver will not have a material adverse effect on the benefits intended under this Plan to its shareholders, on behalf of whom such action is taken.

      (e) If any order or orders of the U.S. Securities and Exchange Commission with respect to this Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Trustees of the Trust on behalf of the Adjustable Rate Fund or Adjustable USG Fund to be acceptable, such terms and conditions shall be binding as if a part of this Plan without further vote or approval of the shareholders of Adjustable Rate Fund, unless such terms and conditions shall result in a change in the method of computing the number of Adjustable USG Fund Shares to be issued to Adjustable Rate Fund in which event, unless such terms and conditions shall have been included in the proxy solicitation material furnished to the shareholders of Adjustable Rate Fund prior to the meeting at which the transactions contemplated by this Plan shall have been approved, this Plan shall not be consummated and shall terminate unless the Trust on behalf of Adjustable Rate Fund shall promptly call a special meeting of shareholders at which such conditions so imposed shall be submitted for approval.


11.      ENTIRE PLAN AND AMENDMENTS.

      This Plan embodies the entire plan of the Trust on behalf of the parties and there are no agreements, understandings, restrictions, or warranties between the parties other than those set forth herein or herein provided for. This Plan may be amended only by mutual consent of the parties in writing. Neither this Plan nor any interest herein may be assigned without the prior written consent of the other party.

12.   NOTICES.

      Any notice, report, or demand required or permitted by any provision of this Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to the Trust at 777 Mariners Island Boulevard, P. O. Box 7777, San Mateo, CA 94403-7777,
Attention: Secretary.

13.   GOVERNING LAW.

      This Plan shall be governed by and carried out in accordance with the laws of the Commonwealth of Massachusetts.


      IN WITNESS WHEREOF, Franklin Investors Securities Trust, on behalf of Adjustable USG Fund and Franklin Adjustable Rate Fund has executed this Plan by its duly authorized officer, all as of the date and year first-above written.



                                         FRANKLIN INVESTORS SECURITIES
                                         TRUST, ON BEHALF OF
                                         FRANKLIN ADJUSTABLE RATE
SECURITIES FUND

Attest:

/s/ Larry L. Greene                  By: /s/ Deborah R. Gatzek
Assistant Secretary                      Deborah R. Gatzek
                                         Vice President and Secretary



                                         FRANKLIN INVESTORS SECURITIES
                                         TRUST, ON BEHALF OF FRANKLIN
                                         ADJUSTABLE U.S. GOVERNMENT FUND


Attest:


/s/ Larry L. Greene                  By: /s/ Deborah R. Gatzek
Assistant Secretary                      Deborah R. Gatzek
                                         Vice President and Secretary